EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Energy Transfer Equity, L.P. of our report dated March 30, 2006, relating to the financial statements of Transwestern Pipeline Company, LLC, which appears in the Current Report on Form 8-K/A (Amendment No. 1) of Energy Transfer Equity, L.P. dated December 1, 2006.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 20, 2007